Exhibit 10.15
JOINT OWNERSHIP AGREEMENT
Under Part 91.501(c)(3)

Dated as of the 28th day of September, 2011

by and among

BANDYCO, LLC,

FIRST SOUTHERN NATIONAL BANK,

and

UTG, INC.

concerning one (1) Cessna 560 Encore aircraft bearing
U.S. registration number N535CE,
and
manufacturer's serial number 560-0635

This JOINT OWNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of September, 2011 (the “Effective Date”), by and among BANDYCO, LLC, FIRST SOUTHERN NATIONAL BANK, and UTG, INC., (each individually an “Owner”, collectively, the “Owners”) concerning one (1) Cessna 560 Encore aircraft serial number 560-0635 bearing U.S. registration number N535CE (the “Aircraft”).  This Agreement replaces another Joint Ownership Agreement amongst the Owners dated as of August 5th, 2011.

W I T N E S S E T H:

WHEREAS, BANDYCO, LLC owns a twenty-four & 24/100ths percent (24.24%)
undivided ownership interest in the Aircraft described and referred to herein; and
WHEREAS, FIRST SOUTHERN NATIONAL BANK owns a sixty - seven &
68/100ths percent (67.68%) undivided ownership interest in the Aircraft; and
WHEREAS, UTG, INC. owns an eight and 8/100ths percent (8.08%) undivided ownership interest in the Aircraft; and
WHEREAS, the purpose of this Agreement is to govern the rights and obligations of the parties with respect to the Aircraft and its operation.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises herein contained, and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS

11.1	The following terms shall have the following meanings for all purposes of this
Agreement:

“Aircraft” means the Airframe, the Engines, the Parts, and the Aircraft Documents.  The Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or removed from the Airframe.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft, or are required from time to time by the FAA with respect to the Aircraft, including, without limitation, shop records detailing service checks, inspections, tests, repairs or overhauls.

“Airframe” means that certain Cessna 560 Encore aircraft, serial number 560-0635 bearing U.S. registration number N535CE, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Contract Year” means a period on one (1) year commencing on the Effective Date of this Agreement or any anniversary thereof.
“DOT” means the United States Department of Transportation or any successor agency.
“Engines” means two (2) Pratt & Whitney Canada model PW535A engines bearing manufacturer’s serial numbers DC0201 & DC0204, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such engine.  Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

“FAA” means the Federal Aviation Administration or any successor agency.
“Fair Market Value” means the estimated total price at which the Aircraft would likely be sold to a third-party buyer following an arm’s-length negotiation.
“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.
“Flight Hour” means one (1) hour, or fraction thereof calculated in tenths (1/10ths) of an hour, of use of the Aircraft in flight operations, measured from the time the Aircraft takes off at the beginning of a flight, to the time the Aircraft lands at the end of a flight.

“Lien” means any mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

“Non-Selling Party” has the meaning ascribed to such term in Section 4.1.
“Operational Control” has the meaning ascribed to the term in Section 1.1 of the FAR.
“Option Price” has the meaning ascribed to such term in Section 4.3.
“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Purchasing Party” has the meaning ascribed to such term in Section 4.3.
“Selling Party” has the meaning ascribed to such term in Section 4.1.
“Taxes” means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer’s income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, duties, fees, excise taxes, and other similar taxes.

“Term” means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 2.1.

SECTION 2.	COMMENCEMENT AND TERM OF AGREEMENT
2.1	Term. The Term shall commence on the Effective Date, and be effective for so long as at least two (2) of the parties hereto shall own undivided ownership interests in the Aircraft
2.2
Withdrawal of a Party.  Upon a transfer by a Selling Party to one or more Non-Selling Parties, as applicable, of all of the Selling Party's ownership interest in the Aircraft, in a transaction that does not cause a termination of this Agreement under Section 2.1 hereof, said Selling Party shall be deemed to have withdrawn from this Agreement and shall no longer be party to this Agreement, but this Agreement shall remain in full force and effect for the benefit of the Non-Selling Parties

SECTION 3.	NATURE OF OWNERSHIP INTERESTS AND RELATIONSHIP OF THE PARTIES
3.1
Nature of Ownership Interests. Each party's ownership interest in the Aircraft shall be an indivisible and undivided interest in the Aircraft, and shall be subject to the terms of this Agreement.   The parties will own and hold their respective ownership interests in the Aircraft as tenants-in-common.  It is not the purpose or intention of this Agreement to create, and this Agreement shall not be construed as creating, a joint venture, partnership, business organization, or other relationship through which any party may be held liable for the omissions or commissions of any other party.  This Agreement is intended as, constitutes, and should be construed as, a Joint Ownership agreement as that term is defined in Section 91.501(c)(3) of the FARs.

3.2
Waiver of Partition Rights.  Each party hereby irrevocably waives any right it may have to demand the partition or sale for partition of the Aircraft under any law of the State of Kentucky or any other jurisdiction.

3.3
Restriction on Alienation.  Each party agrees that the sole and adequate means by which it may divest its ownership interest in the Aircraft shall be the transfer of the interest in accordance with the terms and conditions of this Agreement.

3.4
Allocation of Tax Benefits and Obligations.  Each party shall be entitled to its pro rata share of all tax benefits, if any, arising from its respective interest in the Aircraft.  Each party shall be responsible for, and shall pay promptly when due, all Taxes which may be assessed or levied by any taxing jurisdictions as a result of the purchase, lease, use, storage, consumption, or other consumption by such party of such party’s undivided ownership interest in the Aircraft; provided, however, that each party shall have the right to dispute or contest in good faith and at such party’s sole expense the amount of any Taxes assessed or imposed directly against such party and/or its undivided interest in the Aircraft.  During the period that any such Taxes are being disputed or contested in good faith, payment of such Taxes in accordance with the terms of this Agreement may be delayed until a final determination of the amount due has been made so long as, and only so long as, the delay in payment does not create a risk of a tax forfeiture of the Aircraft.

SECTION 4.	SALE OF AN INTEREST IN THE AIRCRAFT
4.1
Notice of Intent to Sell.  If at any time any party desires or intends to sell or otherwise divest itself of its respective ownership interest in the Aircraft, such party (the “Selling Party”) shall provide written notice of such desires and intentions to the other party or parties (the “Non-Selling Parties”).

4.2
Determination of Fair Market Value.  As soon as reasonably practicable after the date of any notice under Section 4.1, the parties shall determine the Fair Market Value of the Aircraft by mutual negotiation and agreement.  In the event the parties cannot agree on the Fair Market Value of the Aircraft within ten (10) days after the date of any notice under Section 4.1, the parties shall, within twenty (20) days after the date of the notice under Section 4.1, jointly select an established, reputable, independent, and qualified appraiser to determine the Fair Market Value of the Aircraft.  In the event the parties cannot agree on a single appraiser, the Fair Market Value of the Aircraft shall be determined by averaging the fair market valuation appraisals of three (3) established, reputable, independent, and qualified appraisers, the first of whom shall be selected by the Selling Party, the second of whom shall be selected jointly by the Non-Selling Parties, and the third of whom shall be selected jointly by the first two appraisers.

4.3
Non-Selling Party’s Option.  Each Non-Selling Party shall have the option, exercisable by written notice delivered to the Selling Party within the first ten (10) Business Days following the determination of the Fair Market Value of the Aircraft, to purchase all, but not less than all, of the Selling Party’s ownership interest in the Aircraft (each Non-Selling Party that elects to purchase the Selling Party’s ownership interest in the Aircraft under this Section 4.3 or under Section 5.3 is a “Purchasing Party”).  In the event more than one (1) Purchasing Party elects to purchase the Selling Party’s ownership interest in the Aircraft, each Purchasing Party shall be entitled to purchase a pro-rata portion of the Selling Party’s undivided interest in the Aircraft that bears the same ratio as each respective Purchasing Party’s then-existing percentage ownership interest in the Aircraft bears to the total percentage ownership interest in the Aircraft then held by all the Purchasing Parties combined.  The price at which the Purchasing Party or Parties may purchase the Selling Party’s ownership interest in the Aircraft (the “Option Price”) shall be an amount equal to 98% of the Fair Market Value, multiplied by the Selling Party’s percentage ownership interest in the Aircraft (it being agreed that such Option Price shall be deemed to be equal to the net amount that Selling Party would have received for its undivided interest in the Aircraft had the entire Aircraft been sold to a third-party on the open market at the Fair Market Value through a reputable brokerage firm, and the net sales proceeds after deducting sales commissions and other sales expenses totaling 2% of the sales price were shared by the parties pro-rata according to their respective ownership percentages).  If one (1) or more Purchasing Parties exercise the option under this Section 4.3 to purchase the Selling Party’s ownership interest in the Aircraft, the closing of such transaction shall occur not later than 3:00 p.m. Eastern Time on the 10th Business Day after the end of the ten (10) Business Day option period provided for in the first sentence of this Section 4.3, unless another closing date shall be established by mutual agreement of the parties

4.4
Procedures for Purchasing Party or Parties Purchase of Selling Party’s Aircraft Interest.  On the date of the closing of any sale of Selling Party’s interest in the Aircraft to Purchasing Party or Parties:

4.4.1.	The Purchasing Party or Parties shall deliver to Selling Party the Option Price by wire transfer of immediately available U.S. funds.
4.4.2.
Selling Party shall deliver all right, title, and interest in and to the Selling Party’s ownership interest in the Aircraft, free and clear of all Liens, to the Purchasing Party or Parties in such location within the continental United States as the parties may mutually agree.

4.4.3.
Selling Party shall execute and deliver to the Purchasing Party or Parties an FAA Form 8050-2 Aircraft Bill of Sale for filing in the FAA Civil Aviation Registry, and a Warranty Bill of Sale in a form reasonably acceptable to Purchasing Party or Parties, transferring all of Selling Party’s ownership interest in the Aircraft to the Purchasing Party or Parties.

4.4.4.	The Purchasing Party or Parties shall execute and deliver to Selling Party an Aircraft Delivery Receipt in a form reasonably acceptable to Selling Party.
4.4.5.
The Selling Party shall promptly execute and deliver to the Purchasing Party or Parties such other notices, statements, documents and instruments and perform such other acts the Purchasing Party or Parties deems necessary to protect, preserve and enforce its acquisition and ownership of Selling Party’s ownership interest in the Aircraft.

SECTION 5.	THIRD PARTY SOLICITATION AND SALE OF ENTIRE AIRCRAFT
5.1
Solicitation of Third-Party Offers and Sale of Aircraft.  In the event no Non-Selling Party exercises its option under Section 4.3, the Selling Party shall be free to offer its ownership interest in the Aircraft to third parties for purchase at its own expense, subject to approval from the Non-Selling Parties, such approval not to be unreasonably withheld.

5.2
Comprehensive Aircraft Purchase Agreement.  Any acceptance of a bona-fide offer from a third-party for the purchase of an ownership interest or the entire Aircraft will be subject to the condition that such offer is contingent upon negotiation and execution of a comprehensive Aircraft Sale Agreement.  The parties shall jointly negotiate any such Aircraft Sale Agreement in good faith.   Each Party shall each pay a pro-rata portion of all expenses of any sale of the entire Aircraft pursuant to this Section 5, and shall each be entitled to a pro-rata share of the proceeds of any such sale, according to their respective percentage ownership interests in the Aircraft.

SECTION 6.	AIRCRAFT OPERATIONS
6.1
Operation and Use.  Each Owner shall operate the Aircraft in accordance with the provisions of Part 91 of the FAR and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise provide transportation for compensation or hire except to the extent permitted under Sections 91.321 and 91.501 of the FAR, if applicable.  Each Owner shall exercise Operational Control of the Aircraft during all flight operations while the Aircraft is in the possession of such Owner.  Further, at all times while the Aircraft is in the possession of an Owner, such Owner shall have exclusive possession, command, and control of the Aircraft, and the pilots of any flight by such Owner shall be under the exclusive command of that Owner.  Each Owner agrees not to operate, or permit the operation of, the Aircraft in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone.  Each Owner agrees not to operate, or permit the operation of, the Aircraft for a purpose for which the Aircraft is not designed or reasonably suitable.  Each Owner will not permit the Aircraft to be maintained, used or operated during the Term in violation of any applicable law, regulation, or contrary to any manufacturer's operating manuals or instructions.  Each Owner shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by applicable law, nor shall they permit the Aircraft to be used during the existence of any known defect except in accordance with the FARs.  Each Owner shall abide by and conform to, be responsible for causing and cause others to abide by and conform to, all applicable laws and regulations now existing or hereafter enacted, that control or in any way affect the operation, use, maintenance, or occupancy of the Aircraft, or the use of any airport by the Aircraft.

6.2
Authority of Pilot in Command. Notwithstanding that an Owner shall have Operational Control of the Aircraft during any flight conducted by that Owner, the parties acknowledge that pursuant to Section 91.3 of the FAR, the Pilot in Command of such flight is responsible for, and is obligated and entitled to exercise final authority over, the safe operation of the flight, and the parties agree that the Pilot in Command may, in the exercise of such authority, refuse to commence such flight, terminate such flight, or take any other flight-related action that, in the judgment of the Pilot in Command, is required to ensure the safety of the Aircraft, the flight crew, the passengers, and any other persons and/or property.

6.3
Aircraft Maintenance and Operation. The parties hereto jointly retain Bandyco, LLC for the provision of flight crew, maintenance, regulatory and other aircraft operational services for the Aircraft and such other matters that may involve the ownership, use, storage, maintenance, insurance or other such matters regarding the Aircraft (“Management Services”) and hereby appoint Don Bandy as their agent for the purpose of administering such Management Services.

6.3.1
Initial Capital. As mututally agreed upon at the time, the Owners will initially fund their share interest in the Aircraft, of capital needed to provide the Management Services, and establish mutually satisfactory arrangements to provide each other with the comfort reasonably necessary to conduct transactions.  Bandyco, LLC shall provide each Owner, and each Owner agrees that it will provide the other Owners, with a full accounting (including reasonable back-up documentation if requested) covering charges to the Owners for the Management Services.  An annual account reconciliation of hours and individual charges for the Management Services shall be provided for the preparation of the Owner’s annual tax returns, if any. The Owners shall share equally in the cost of such accounting.

6.3.2
Aircraft Operating Expenses.  As mutually agreed upon, the Owners shall pay their share of monthly fixed operating expenses of the Aircraft as detailed on the attached Exhibit A.  Bandyco, LLC shall notify each Owner on a quarterly basis or otherwise when additional capital is needed to ensure adequate funding for the obligations of the Owners for the expenses of the Aircraft (“Capital Call”).

6.3.2.1	Upon receipt of a Capital Call, the Owners shall forward payment by wire transfer within ten days of receipt of invoice.
6.3.2.2
Payments for Owners are delinquent after thirty (30) days and are subject to a 15% per annum late charge.  In the event an Owner is more than thirty (30) days late in satisfying a Capital Call, that Owner shall be precluded from use of the Aircraft until such time as that Owner’s capital account is brought current.

6.4
Scheduling and Payment for Aircraft Use. Each Owner shall notify Bandyco, LLC of its desire to schedule a Scheduled Use Period, and/or any cancellation or modification of its scheduled use of the Aircraft, as far in advance as reasonably possible.   As used herein, the term "Scheduled Use Period" means a period of time during which a party has scheduled continuous and exclusive use of the Aircraft.  Each request by an Owner to schedule a Scheduled Use Period shall comply with the scheduling rules set forth below, and shall identify the departure airport, the destination airport, the date and time of departure, and the number of anticipated passengers for each leg of each flight to be performed during the Scheduled Use Period.

6.4.1	Subject to the scheduling rules set forth below, each Owner shall have equal, "first come, first served", rights to schedule use of the Aircraft.
6.4.2
No Owner(s) may have more than three (3) Scheduled Use Periods pending on the Aircraft's schedule at any one time, or two (2) Scheduled Use Periods in any one month, or one (1) Scheduled Use Period that includes a federal holiday.  The foregoing notwithstanding, any Scheduled Use Period that will commence and terminate within twenty-four (24) hours of the time the Scheduled Use Period is first placed on the Aircraft's schedule, and that will not exceed seventy-two (72) hours in duration, will not be counted for purposes of the above limitations.

6.4.3	No Owner(s) may schedule a Scheduled Use Period more than six (6) months in advance.
6.4.4	No Owner(s) may schedule a Scheduled Use Period exceeding seven (7) calendar days in duration without first getting approval from each of the other Owners.
6.4.5
If an Owner (the “First Party”) schedules a Scheduled Use Period that will cause the Aircraft to layover at a location away from the operating base for any period of time, another Owner (the “Second Party”) may subsequently schedule one or more flights that will occur prior to the First Party’s return to the operating base provided such flight(s) by the Second Party will not unreasonably delay or interfere with any scheduled flight of the First Party, and all expenses and Flight Hours charges to ferry the Aircraft from the First Party’s location to the operating base or other location where the Second Party will embark, and all expenses to ferry the Aircraft back to the First Party’s location, shall be charged to the Second Party.

6.4.6	Each Owner shall be responsible for flight expenses as outlined on the attached Exhibit A.
6.4.6.1 6.4.6.2 6.4.6.3 6.4.6.4
6.5
Fines, Penalties, and Forfeitures.  Owner shall be solely responsible for any fines, penalties, or forfeitures relating in any manner to the operation, maintenance, or use of the Aircraft by Owner during Owner’s possession and/or operation of the Aircraft under this Agreement.

6.6
Indemnification. Each Owner hereby releases, and shall defend, indemnify and hold harmless the other parties hereto and their shareholders, members, directors, officers, managers, employees, successors and assigns, from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys' fees and other reasonable costs and expenses, directly or indirectly arising from this Agreement, and/or such Owner's operation or other use of the Aircraft.

SECTION 7.	AIRCRAFT MODIFICATIONS AND UPGRADES
7.1
Performance of Modifications and Upgrades.  Any and all modifications and/or upgrades to the Aircraft that are required by any airworthiness directive, manufacturer’s mandatory service bulletin, or Applicable Law shall be performed when and as required.  Any and all modifications and/or upgrades to the Aircraft that are not required by any airworthiness directive, manufacturer’s mandatory service bulletin, or Applicable Law shall be performed only if all parties mutually agree.

7.2	Allocation of Costs of Modifications and Upgrades. The costs of all modifications and/or upgrades shall be paid by the parties as mutually agreed upon.
SECTION 8.	INSURANCE
8.1
Liability.  Owners shall maintain bodily injury and property damage liability insurance in such amounts as Owners’ deem appropriate.  Said policy shall be an occurrence policy naming each Owner as Named Insureds.

8.2
Hull.  Owners shall maintain all risks aircraft hull insurance in the amount not less than the Fair Market Value of the Aircraft, and such insurance shall name each Owner as Named Insureds and as loss payees as their interests may appear.

8.3	Insurance Certificates. Owners will provide each other with a Certificate of Insurance upon execution of this Agreement and at any time thereafter as each may reasonably request.
8.4
Conditions of Insurance.  Each insurance policy required under this Section 8 shall insure the interests of the Owners regardless of any breach or violation by an individual Owner of any warranties, declarations or conditions contained in such policies.  Each such policy shall be primary without any right of contribution from any insurance maintained by the Owners.  Each such policy shall insure the Owners’ contractual liability to each other contained in this Agreement (with a Breach of Warranty endorsement).  The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which the Aircraft will operate.  Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or the Owners, whether voluntary or involuntary, such policy shall continue in force for the benefit of the Owners for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to the Owners.  Each policy shall contain an agreement by the Insurer to provide the Owners with thirty (30) days' advance written notice of any deletion, cancellation or material change in coverage.

SECTION 9.	REPRESENTATIONS AND WARRANTIES
9.1	Representations and Warranties of Owners. The Owners individually hereby represent and warrant as follows:
9.1.1
Owner is, and throughout the Term hereof shall continue to be duly incorporated or organized, validly existing, and in good standing under the laws of the state of Owner’s formation, possessing perpetual existence as a legal entity, having the capacity to sue and be sued in its own name, having full power, legal right and authority to carry on its business as currently conducted, and to execute, deliver and perform the provisions of this Agreement.

9.1.2
The execution, delivery, and performance of this Agreement by Owner has been duly authorized by all necessary company action and does not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which it is a party.

9.1.3	This Agreement constitutes a legal, valid and binding obligation of Owner, and is enforceable against Owner in accordance with the terms herein contained
9.1.4	Owner owns, as of the Effective Date hereof, exclusive, marketable, legal and equitable title to the undivided ownership interest in the Aircraft detailed in the recitals hereof.
9.1.5
Owner shall not create or place any Lien against the Aircraft other than a purchase money interest, limited to Owner’s pro-rata share of the Aircraft (except for lien to secure promissory note of Bandyco, LLC to First Southern National Bank, dated August 2, 2011), shall ensure that no Liens are created or placed against the Aircraft by third-parties as a result of it’s actions, and shall take all actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it.

9.1.6	Owner shall not divest itself of its undivided ownership interest in the Aircraft except in accordance with the terms and conditions specified in this Agreement.
9.1.7
Owner is, and throughout the Term hereof shall continue to be, either a citizen of the United States as defined in 49 U.S.C. § 40102(a)(15), as amended, or otherwise eligible to register the Aircraft in the United States.

SECTION 10.	DEFAULTS AND REMEDIES
10.1	Events of Default. Without limiting in any way what may constitute a default by a party to this Agreement, the occurrence and continuation of any of the following shall constitute a default:
10.1.1	The failure of an Owner to timely pay when due any amount required to be paid by such Owner under this Agreement or any other Agreement related to the Aircraft or the use of the Aircraft.
10.1.2	The breach by an Owner of any representation or warranty or other provision of this Agreement or any other Agreement related to the Aircraft or the use of the Aircraft.
10.1.3
An Owner shall admit in writing its inability to pay, or fail to pay, debts generally as they become due, file a petition in bankruptcy or a petition under any insolvency act or file an answer admitting or filing to deny the material allegation of such petition, make an assignment for the benefit of its creditors, consent to the appointment of, or possession by, a custodian for itself or for the whole or substantially all of its property, on a petition in bankruptcy filed against it, be adjudicated, or have an order for relief granted as, a bankrupt, or file a petition or answer seeking reorganization or arrangement or other aid or relief under any bankruptcy or insolvency laws or any other law for the relief of debtors or file an answer admitting, or failing to deny, the material allegations of a petition filed against it for any such relief.

10.1.4
A court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Owner, a custodian for an Owner, or the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the party under any bankruptcy or insolvency laws or any other law for the relief of debtors, and such order, judgment, or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

10.1.5
Under the provision of any law for the relief of debtors, any court of competent jurisdiction or custodian shall assume custody or control of the whole or any substantial part of an Owner’s property without the consent the Owner, and such custody or control shall not be terminated or stayed within sixty (60) days from the date of assumption of such custody or control.

10.2	Remedies for Default.
10.2.1
In addition to any other remedies provided for in this Agreement or otherwise available to a non-defaulting party at law or in equity (including, without limitation, reasonable attorneys fees, costs, and expenses), upon the occurrence of a default by an Owner, the rights of such Owner to use of the Aircraft shall be suspended until the default is cured.  Notwithstanding the foregoing, the defaulting party shall remain liable and responsible during the continuation of any default for payment of all amounts for which such party is liable under this Agreement, and/or all amounts for which such party is liable under any other agreement related to the Aircraft or the use or charter of the Aircraft.

10.2.2
In the event any default by a party shall continue uncured for thirty (30) days, the defaulting party shall be deemed to have given a notice of intent under Section 4.1 to sell all of its undivided ownership interests in the Aircraft, and the parties shall proceed in the manner specified in Section 4, except that (i) the option granted to the Non-Selling Parties under Section 4.3 shall be exercisable by written notice delivered to the Selling Party at any time until the later of the 10th Business Day following the determination of the Fair Market Value of the Aircraft, or the date the default that gave rise to the option shall have been cured.

SECTION 11.		NOTICES
11.1
All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to BANDYCO, LLC:
	Address: Tel: Fax: Attn:	P.O. Box 328 Stanford, KY 40484 (606) 365-3555 (606) 365-7557 Cynthia Bourne
If to FIRST SOUTHERN NATIONAL BANK:
	Address: Tel: Fax: Attn:	P.O. Box 328 Stanford, KY 40484 (606) 365-3555 (606) 365-7557 Jill Martin
If to UTG, INC.:
	Address: Tel: Fax: Attn:	P.O. Box 5147 Springfield, IL 62705 (217) 241-6363 (217) 241-6578 Ted Miller
SECTION 12.	MISCELLANEOUS
12.1
Entire Agreement.  This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto.  This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

12.2
Other Transactions.  Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

12.3
Prohibited and Unenforceable Provisions.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction.  To the extent permitted by applicable law, each party hereby waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

12.4
Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by each of the parties hereto, and each of their agents, servants and personal representatives.

12.5	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.
12.6
Counterparts.  This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute but one and the same instrument.

12.7
Amendments.  No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

12.8
No Waiver.  No delay or omission in the exercise or enforcement of any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy.  All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.9	No Assignments. No party may assign its rights or obligations under this Agreement without the prior written permission of the other parties.
12.10
Governing Law.  This agreement has been negotiated and delivered in the State of Kentucky and shall in all respects be governed by, and construed in accordance with, the laws of the State of Kentucky, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

*     *     *     Signature Page Follows     *     *     *

IN WITNESS WHEREOF, the parties hereto have each caused this JOINT
OWNERSHIP AGREEMENT to be duly executed as of the Effective Date

BANDYCO, LLC
By:	/s/ Jill M. Martin
Print:	Jill M. Martin
Title:	Attorney-in-Fact for Randall L. Attkisson, Operating Manager

FIRST SOUTHERN NATIONAL BANK
By:	/s/ Jill M. Martin
Print:	Jill M. Martin
Title:	Secretary

UTG, INC.
By:	/s/ Theodore C. Miller
Print:	Theodore C. Miller
Title:	Senior Vice President

Joint Ownership Agreement

Exhibit A

In reference to Section  6.4.6:

Each Owner shall be individually responsible for flight expenses due to the individual Owner’s flights. These expenses will be paid to Bandyco, LLC and include:
●	A charge equal to $2,000 per hour (the “Flight Hourly Rate”), which will be reviewed at least annually and amended from time to time, multiplied by the number of Flight Hours used by the Owner.
●
All landing, ramp, handling, hangar and service fees, de-icing and containment recovery costs, ground transportation, catering, customs, landing permits, charts, manuals and other publications obtained for a specific flight, over-night lodging and meal expenses for pilots,  and other such charges directly related to Owner’s use of aircraft.

In reference to Section 6.3.2:

●	UTG will pay to Bandyco $150,000 by September 30, 2011.
●	UTG will pay to Bandyco $125,000 by October 31, 2011.
●	UTG will pay to Bandyco $25,000 per month beginning in November, 2011 thru July, 2016 (Total of $1,450,000).